Gryphon Gold Appoints Terence J. Cryan to the Board of Directors

Vancouver, B.C. August 4, 2009 – Gryphon Gold Corporation (GGN: TSX / GYPH: OTC.BB) is pleased to announce that Terence J. Cryan has been appointed to the Board of Directors of Gryphon Gold Corporation. Mr. Cryan comes to Gryphon with 20 years in investment banking.

Mr. Cryan graduated with honours from Tufts University in Medford, Massachusetts with a Bachelor of Arts degree in Economics/Political Science. He then went onto the London School of Economics to earn his Masters of Science degree in Economics. Mr. Cryan began his career in 1985 as a Portfolio Manager/Investment Officer for Chase Investment Management Corp in New York, NY. In 1987 he located to London, England where he gained extensive knowledge of cross border corporate finance as well as mergers and acquisitions. Mr. Cryan's career continued as a managing director at Paine Webber/Kidder Peabody and then served as Senior Managing Director at Bear Stearns & Co. Currently, Mr. Cryan serves as the Managing Director to Concert Energy Partners, LLC and as President & CEO to Medical Acoustics LLC.

"I am extremely pleased to have Mr. Cryan become a director of Gryphon Gold Corporation. With the announcement of the positive Pre Feasibility results is a great benefit to Gryphon Gold to have a Director with Terence's background and experience," says Gryphon Gold CEO, John Key.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

JOHN L KEY, CHIEF EXECUTIVE OFFICER

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com.

For further information contact: John Key, CEO, by phone: 604-261-2229, or email at jkey@gryphongold.com

This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to Mr. Key's ability to lead Gryphon Gold, resource estimates, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.